Exhibit 99.1

Io

For Immediate Release

Investor Contact: Neil Kerman
Vice President Corporate Finance
(781) 401-7152

Media Contact: Denise Kaigler
Vice President, Global Communications
(781) 401-7869

REEBOK REPORTS A SALES INCREASE OF 14% AND AN

EARNINGS PER SHARE INCREASE OF 19% IN THE THIRD QUARTER 2003

Canton, MA, October 23, 2003 — Reebok International Ltd. (NYSE:RBK) today reported net income for the third quarter ended September 30, 2003 of $63 million or $.96 per diluted share, an earnings per share increase of 19% when compared to net income of $53 million, or $.81 per diluted share in the third quarter of 2002.

Net sales for the 2003 third quarter were $1.041 billion, an increase of 14% from 2002 third quarter net sales of $912 million.  Foreign currency exchange rate fluctuations favorably impacted sales comparisons.  On a constant dollar basis, third quarter sales increased approximately 10% over the prior year’s third quarter sales.  For the Reebok Brand, worldwide sales in the 2003 third quarter increased 17% to $898 million compared to 2002 third quarter sales of $768 million.

In the U.S., sales for the Reebok Brand increased 22% in the third quarter of 2003 as compared with 2002’s third quarter.  Reebok’s U.S. footwear sales in the third quarter of 2003 were $279 million, an increase of 16% when compared with 2002’s third quarter U.S. footwear sales of $241 million. The Company’s international sales of Reebok branded products amounted to $411 million in the quarter, an increase of 11% over 2002’s third quarter sales.

Sales for the Company’s other brands; Rockport, Ralph Lauren Footwear and The Greg Norman Collection, were $143 million in the third quarter of 2003 compared with 2002’s third quarter sales of $144 million.

REEBOK INTERNATIONAL LTD
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
781 401 5000
www.reebok.com

2003 3rd Quarter Results
October 23, 2003

The Company reported that its total worldwide backlog of open customer orders scheduled for delivery from October 2003 through March 2004 for the Reebok Brand increased 12% from the prior year’s comparable amount.  On a constant dollar basis, overall backlog for the Reebok Brand increased 7%.

Paul Fireman, the Company’s Chairman and Chief Executive Officer said, “I am very pleased with our financial and operating performance this quarter.  We were able to generate strong sales, margin and earnings improvements despite the difficult retail conditions in many of our key markets around the world.  At the same time, we are investing appropriately in our brands with programs that are designed to improve our product offerings and sales performance.  We believe the investments we are making in product, marketing and infrastructure improvements will positively impact future results.”

“The performance of the Reebok Brand during the all important back-to-school period this quarter was encouraging, especially in the critical U.S. market.  The shape of our U.S. business has changed dramatically over the past few years in line with our strategy to elevate the Brand’s position in this market to its proper place.  During the quarter, sales of Reebok branded products to the athletic specialty, sporting goods and better department store channels of distribution increased 46% from sales to these channels in the third quarter of 2002.  As a result, 62% of our U.S. footwear business is now being done in these important channels of distribution, up from 52% at the same time last year.  We’ve made great progress in rebuilding the aspirational appeal of the Reebok Brand in the U.S. with many of our new product and marketing programs,” Fireman noted.

“Driving much of this improvement is the successful performance of our new Rbk products at retail,” Fireman continued.  During the quarter, Reebok’s U.S. basketball business grew 22% over sales in the third quarter of 2002, driven by strong sales of both Iverson and other Rbk products.  And we are optimistic that this energy will continue at retail during the upcoming holiday season with the introduction of several new Rbk products.  On November 7th Reebok and Allen Iverson will launch the new Answer VII which Allen will wear on court when he starts the NBA season.  On November 11th multi-platinum artist 50 Cent and Reebok will introduce his first signature shoe which will debut in the “G-Unit Collection by Rbk.”  And on November 28th Reebok and Jay-Z will launch the newest style of the “S. Carter Collection by Rbk,” the “All Black Shoe” – timed to the release of his much awaited Black Album on the same date.”

“A very important ingredient of our growth strategy is to also build upon the performance credentials of the Reebok Brand, leveraging our heritage in sports and our exclusive partnerships with the NBA and NFL.  During the quarter we made significant progress in this area.  Sales of performance footwear products in the U.S. increased by 22% in the quarter.  The initial success of our Premier running products has been very encouraging as has the introduction of a new line of men’s training products which prominently display our performance logo – the “Vector”.  Sales of running and men’s training products increased by 50% and 29%, respectively, in the quarter.  We anticipate that in our first full year of offering the Premier running products to the market, sales will exceed one million pairs,” Fireman added.

“In addition to Rbk and Vector performance products, we are continuing to leverage our heritage in lifestyle athletic footwear by advancing Reebok Classic products to a new level.  During the quarter, Reebok’s U.S. Classic footwear business grew 46%.  Our vintage Classic collection which features retro-inspired, fashion forward product is performing extremely well at retail and is a nice complement to our more traditional Classic heritage and Classic original product offerings,” Fireman noted.

“During the quarter, in order to support all of our product initiatives, we significantly increased our advertising expenditures, in line with our previously announced strategy. Our overall advertising expenditures for the Reebok Brand increased 45% in the third quarter,” Fireman said.  “During the back-to-school period, we ran all of our advertising and marketing campaigns – Rbk’s “Sounds and Rhythm of Sport”, the new Vector campaign, which we launched worldwide in the quarter, Premier running, sports licensing creative, and our Classic campaign which has evolved nicely since it began 4 years ago.”

Fireman continued by saying that “Our advertising and marketing investments have helped to fuel the growth in Reebok’s open order position.  In the U.S. our footwear backlog increased 12% and the shape of our open backlog supports our intention to grow quality market share in the athletic specialty, sporting goods and better department store channels of distribution.  Open backlog in these channels of distribution increased by 18% over the prior year.  Outside the U.S. we generated some positive momentum as well. European sales increased 13% in the quarter and European backlog increased by 15%.  This improvement was led by strong performance from the U.K., France, Spain and several of our Pan European retail accounts.  This is particularly encouraging given the weak economic condition which existed in many European countries as well as the serious heat wave that affected Europe during July and August and negatively impacted retail sales,” Fireman added.

“Sales increased in Reebok’s U.S. apparel business during the quarter by 31%.  Retailer and consumer demand for our sports licensed products continues to be strong.  Furthermore, several of the product extensions we introduced last year are beginning to gain consumer acceptance and our strategy to expand the reach of this business is working.  And with the NFL season under way and the NBA season about to kick off we are well positioned to have another successful year,” Fireman said.

The Company reported that its gross margin for the third quarter of 2003 was 39.6%, an improvement of 90 basis points when compared with the gross margin of 38.7% in the third quarter of 2002.  “For the quarter, margins benefited from the strengthening exchange rates in many of our international businesses,” Fireman noted.

SG&A expense totaled $312 million, or 30% of sales in the third quarter of 2003, as compared with last year’s third quarter of $269 million or 29.5% of sales.  “As I noted earlier, we continue to invest heavily in our future. During the quarter, we increased our advertising, marketing, product design, development and research expenses by 17% over the prior year.  At the same time we were able to achieve SG&A leverage on our other non-brand building type expenses, thereby improving our overall SG&A leverage for the year to date,” Fireman said.

Worldwide inventories at September 30, 2003 totaled $411 million, about the same dollar amount as at September 30, 2002.  Accounts receivable at September 30, 2003 amounted to $687 million as compared with $596 million at September 30, 2002.  “However, inventories and receivables were impacted by exchange rate differences.  On a constant dollar basis accounts receivable increased by 9% which is somewhat less than our constant dollar sales increase of approximately 10%.  And, on a constant dollar basis inventories declined $18 million.  When you compare the growth in our open backlog position to our current inventory balances the continued improvement in our supply chain management is evident,” Fireman noted. “Furthermore, the improvements in our supply chain management have helped to contribute to the gross margin expansion during the quarter.”

The Company purchased 242,300 shares of its common stock for $8 million during the quarter.  “The acquisition of shares is in accordance with our previously announced intention to utilize share buybacks to partially offset the dilutive effect of outstanding stock options,” Fireman said.  “During the first nine months of this year we have purchased 1,985,900 shares for $62 million.”

“In conclusion, we are pleased with our results during the quarter.  This is the strongest earnings quarter we have had in six years.  While we still have much more to do in order to reach our longer term goals, we believe we are on the right path to further grow our sales, earnings, global market presence, and shareholder value,” Fireman concluded.

This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company’s future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company’s actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Factors that might cause such differences include — but are not limited to — the following: economic conditions in the Company’s major markets; competition; shifts in consumer preferences; the ability to maintain advantageous licenses with the Company’s licensors; risks associated with the Company’s international sales, distribution and manufacturing; increases in raw material prices; the Company’s ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in the Company’s 2002 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC.  With respect to any statements concerning future orders, the Company’s backlog position is not necessarily indicative of future sales because the ratio of future orders to “at once” shipments as well as sales by Company-owned retail stores may vary from year to year. In addition, currency may fluctuate, many customer orders may be cancelled and many markets are not included in open orders since sales are made by independent distributors.

[Table follows]

Reebok International Ltd.

Financial Summary

	Three months ended September 30,
	2003	2002

Net sales	$1,040,845,000	$911,615,000
Net income	62,692,000	53,402,000
Average basic shares	59,008,000	59,615,000
Average diluted shares (1)	67,505,000	68,083,000
Basic earnings per share	$1.06	$0.90
Diluted earnings per share	$0.96	$0.81

	Nine months ended September 30,
	2003	2002

Net sales	$2,641,701,000	$2,365,030,000
Net income before cumulative effect of accounting change (2)	129,133,000	115,038,000
Cumulative effect of accounting change, net of taxes (3)		(5,070,000)
Net income (2)	$129,133,000	$109,968,000

Average basic shares	59,324,000	59,332,000
Average diluted shares (1)	67,667,000	67,857,000
Basic earnings per share – before cumulative effect of accounting change	$2.18	$1.94
Cumulative effect of accounting change (3)		(.09)
	$2.18	$1.85
Diluted earnings per share – before cumulative effect of accounting change	$1.99	$1.78
Cumulative effect of accounting change (3)		(.07)
	$1.99	$1.71

(1)          Assumes conversion of convertible debt into 6,483,402 shares of Reebok common stock and the dilutive effect of employee stock options.

(2)          2002 includes a one-time benefit of $6.7 million ($4.6 million net of taxes or $.07 per share) from the favorable resolution of certain outstanding international customs issues.

3)              As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets”, the Company recorded an $8.4 million charge ($5.1 million, net of income taxes) for goodwill impairment related to two non-Reebok Brand operating units retroactive to the beginning of the fiscal year.  This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.   Sales for 2002 totaled approximately $3.1 billion.

###

Reebok International Ltd

THREE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2003	2002 *

Net sales	$1,040.8	$911.6
Cost of sales	629.1	559.1
Gross Margin	411.7	352.5
% of Net sales	39.6%	38.7%
Selling, general and administrative expenses	312.2	269.2
% of Net sales	30.0%	29.5%
Interest expense, net	4.6	2.3
Other expenses, net	—	0.9
Income before income taxes and minority interest	94.9	80.1
% of Net sales	9.1%	8.8%
Income taxes	29.8	24.8
Income before minority interest	65.1	55.3
Minority interest	2.4	1.9
Net income	$62.7	$53.4

Basic earnings per share	$1.06	$0.90
Diluted earnings per share (1)	$0.96	$0.81

Average basic shares	59,008	59,615
Average diluted shares (1)	67,505	68,083

(1) Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock when dilutive

*  Certain amounts in the prior year have been reclassified to conform to the 2003 presentation.

Reebok International Ltd

NINE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2003	2002 *

Net sales	$2,641.7	$2,365.0
Cost of sales (1)	1,625.5	1,454.6
Gross Margin	1,016.2	910.4
% of Net sales	38.5%	38.5%
Selling, general and administrative expenses	808.8	725.9
% of Net sales	30.6%	30.7%
Interest expense, net	13.1	10.2
Other expenses, net	0.6	2.7
Income before income taxes, minority interest and cumulative effect of accounting change	193.7	171.6
% of Net sales	7.3%	7.3%
Income taxes	59.9	53.2
Income before minority interest and cumulative effect of accounting change	133.8	118.4
Minority interest	4.7	3.4
Net income before cumulative effect of accounting change	129.1	115.0
Cumulative effect of accounting change, net of income taxes (2)	—	(5.1)
Net income	$129.1	$109.9

Basic earnings per share – before cumulative effect of accounting change	$2.18	$1.94
Cumulative effect of accounting change		(0.09)
	$2.18	$1.85

Diluted earnings per share – before accounting change (3)	1.99	$1.78
Cumulative effect of accounting change		(0.07)
	$1.99	$1.71

Average basic shares	59,324	59,332
Average diluted shares (3)	67,667	67,857

(1)       2002 includes a one-time benefit of $6.7 million ($4.6 million, net of taxes or $.07 per diluted share) from the favorable resolution of certain outstanding international customs issues.

(2)       As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets”, the Company recorded an $8.4 charge ($5.1 million, net of income taxes) for goodwill impairment related to two non - Reebok Brand operating units retroactive to the beginning of the fiscal year.  This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

(3)       Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock

*  Certain amounts in the prior year have been reclassified to conform to the 2003 presentation.

Reebok International Ltd

SEPTEMBER 30,

(Amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS	2003	2002

ASSETS
Cash	$452.2	$394.5
Accounts receivable, net	687.3	596.4
Inventory	411.0	410.4
Other current assets	168.5	144.0
Total current assets	1,719.0	1,545.3

Property and equipment, net	142.2	130.5
Intangibles, net	66.9	67.6
Other non-current assets	40.1	33.8
Total	$1,968.2	$1,777.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable to banks	$13.7	$13.0
Current portion of long term debt	0.1	0.1
Accounts payable, accrued expenses and income taxes payable	561.9	525.1
Total current liabilities	575.7	538.2

Long term debt, net of current portion	353.1	353.4
Minority interest and other long term liabilities	44.4	39.1

Stockholders’ equity	995.0	846.5
Total	$1,968.2	$1,777.2

	SEPTEMBER 30,
ADDITIONAL FINANCIAL INFORMATION	2003	2002

Working capital	$1,143.3	$1,007.1
Current ratio	3.0	2.9
Days sales outstanding *	54	54
Inventory turns *	4.7	4.9
Total borrowings	$366.9	$366.5

* In constant dollars

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

REPORTED DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A – Footwear	$279.1	$240.5	16.0%
U.S.A – Apparel	207.9	158.6	31.1%
	487.0	399.1	22.0%

International – Footwear	207.4	186.9	11.0%
International – Apparel	203.2	181.7	11.8%
	410.6	368.6	11.4%

Reebok Worldwide – Footwear	486.5	427.4	13.8%
Reebok Worldwide – Apparel	411.1	340.3	20.8%
	897.6	767.7	16.9%

Rockport	96.6	105.4	-8.3%
Other Brands	46.6	38.5	21.0%
Total Company	$1,040.8	$911.6	14.2%

Footwear	$615.2	$558.9	10.1%
Apparel	425.6	352.7	20.7%
Total Company	$1,040.8	$911.6	14.2%

CONSTANT DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A – Footwear	$279.1	$240.5	16.0%
U.S.A – Apparel	207.9	158.6	31.1%
	487.0	399.1	22.0%

International – Footwear	207.4	202.0	2.7%
International – Apparel	203.2	197.1	3.1%
	410.6	399.1	2.9%

Reebok Worldwide – Footwear	486.5	442.5	9.9%
Reebok Worldwide – Apparel	411.1	355.7	15.6%
	897.6	798.2	12.5%

Rockport	96.6	107.4	-10.1%
Other Brands	46.6	38.4	21.4%
Total Company	$1,040.8	$944.0	10.3%

Footwear	$615.2	$576.0	6.8%
Apparel	425.6	368.0	15.7%
Total Company	$1,040.8	$944.0	10.3%

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

NINE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

REPORTED DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A – Footwear	$807.9	$736.8	9.6%
U.S.A – Apparel	406.1	315.7	28.6%
	1,214.0	1,052.5	15.3%

International – Footwear	543.1	495.6	9.6%
International – Apparel	479.3	416.4	15.1%
	1,022.4	912.0	12.1%

Reebok Worldwide – Footwear	1,351.0	1,232.4	9.6%
Reebok Worldwide – Apparel	885.4	732.1	20.9%
	2,236.4	1,964.5	13.8%

Rockport	274.2	288.1	-4.8%
Other Brands	131.1	112.4	16.6%
Total Company	$2,641.7	$2,365.0	11.7%

Footwear	$1,709.8	$1,592.9	7.3%
Apparel	931.9	772.1	20.7%
Total Company	$2,641.7	$2,365.0	11.7%

CONSTANT DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A – Footwear	$807.9	$736.8	9.6%
U.S.A – Apparel	406.1	315.7	28.6%
	1,214.0	1,052.5	15.3%

International – Footwear	543.1	547.1	-0.7%
International – Apparel	479.3	465.4	3.0%
	1,022.4	1,012.5	1.0%

Reebok Worldwide – Footwear	1,351.0	1,283.9	5.2%
Reebok Worldwide – Apparel	885.4	781.1	13.4%
	2,236.4	2,065.0	8.3%

Rockport	274.2	294.8	-7.0%
Other Brands	131.1	112.4	16.6%
Total Company	$2,641.7	$2,472.2	6.9%

Footwear	$1,709.8	$1,651.1	3.6%
Apparel	931.9	821.1	13.5%
Total Company	$2,641.7	$2,472.2	6.9%

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

Percentage Change 2004/2003
For the period October 1 to March 31	Reported Dollars	Constant Dollars

U.S.A.:

Footwear	+12.1%	+12.1%
Apparel	-1.3%	-1.3%

Total Domestic	+8.2%	+8.2%

International

Footwear	+18.3%	+5.7%
Apparel	+17.4%	+5.1%

Total International	+17.9%	+5.4%

Total Reebok Brand

Footwear	+14.2%	+9.8%
Apparel	+8.0%	+2.1%

Total Reebok Brand	+12.0%	+7.0%